Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 2, 2019, relating to our audit of the consolidated financial statements of Pershing Gold Corporation and its subsidiaries for the year ended December 31, 2018, which report appears in this Annual Report on Form 10-K of Pershing Gold Corporation and in the Registration Statements on Form S-3 (Nos. 333-211910, 333-211297, 333-211299, 333-210644, 333-204717, 333-200739, 333-198597, 333-198438, 333-192317, and 333-179073) and Form S-1 (File No. 333-222612) of Pershing Gold Corporation.

/s/ KBL, LLP

New York, New York

April 2, 2019